                     STOCK PURCHASE AGREEMENT

                             between


              COMBINED INSURANCE COMPANY OF AMERICA,

                               and

                  RESOURCE FINANCIAL CORPORATION


                           dated as of

                          June 30, 1996





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                        TABLE OF CONTENTS

                                                             Page

ARTICLE I  SALE AND PURCHASE OF SHARES.. . . . . . . . . . . . .1
     1.1 Formation of Intermediate Holding Company . . . . . . .1
     1.2 Sale and Purchase of Shares . . . . . . . . . . . . . .2
     1.3 Payment of Purchase Price . . . . . . . . . . . . . . .2
     1.4 Delivery of Shares. . . . . . . . . . . . . . . . . . .2

ARTICLE II  CLOSING. . . . . . . . . . . . . . . . . . . . . . .2
     2.1 Closing; Closing Date . . . . . . . . . . . . . . . . .2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.. . . .3
     3.1 Due Incorporation and Authority . . . . . . . . . . . .3
     3.2 Subsidiaries and Other Affiliates . . . . . . . . . . .3
     3.3 Outstanding Capital Stock and Title to the Shares . . .3
     3.4 Authority to Execute and Perform Agreement:
         Enforceability. . . . . . . . . . . . . . . . . . . . .3
     3.5 Options or Other Rights . . . . . . . . . . . . . . . .4
     3.6 Charter Documents and Corporate Records . . . . . . . .4
     3.7 Financial Statements. . . . . . . . . . . . . . . . . .4
     3.8. Tax Matters. . . . . . . . . . . . . . . . . . . . . .4
     3.9 Compliance with Laws. . . . . . . . . . . . . . . . . .6
     3.10 Licenses . . . . . . . . . . . . . . . . . . . . . . .6
     3.11 No Breach. . . . . . . . . . . . . . . . . . . . . . .6
     3.12 Claims and Proceedings . . . . . . . . . . . . . . . .7
     3.13 Contracts. . . . . . . . . . . . . . . . . . . . . . .7
     3.14 Real Estate. . . . . . . . . . . . . . . . . . . . . .8
     3.15 Reinsurance. . . . . . . . . . . . . . . . . . . . . .8
     3.16 Policies of Insurance Written by the Company . . . . .9
     3.17 Certain Business Practices . . . . . . . . . . . . . .9
     3.18 Title to Properties. . . . . . . . . . . . . . . . . .9
     3.19 Employee Benefits. . . . . . . . . . . . . . . . . . .9
     3.20 Employees. . . . . . . . . . . . . . . . . . . . . . .9
     3.21 Operations of the Company. . . . . . . . . . . . . . 10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RFC.  . . . . . . 11
     4.1 Due Incorporation and Authority . . . . . . . . . . . 11
     4.2 Authority to Execute and Perform Agreement:
         Enforceability. . . . . . . . . . . . . . . . . . . . 11
     4.3 No Breach . . . . . . . . . . . . . . . . . . . . . . 11
     4.4 Claims and Proceedings. . . . . . . . . . . . . . . . 12
     4.5 Purchase for Investment . . . . . . . . . . . . . . . 12
     4.6 Financing . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE V COVENANTS AND AGREEMENTS. .  . . . . . . . . . . . . 12
     5.1 Conduct of Business . . . . . . . . . . . . . . . . . 12
     5.2 Corporate Examinations and Investigations . . . . . . 13
     5.3 Publicity . . . . . . . . . . . . . . . . . . . . . . 13
     5.4 Indemnification for Broker's Fees . . . . . . . . . . 13
     5.5 Tax Matters . . . . . . . . . . . . . . . . . . . . . 14
     5.6 Employees and Plans . . . . . . . . . . . . . . . . . 19
     5.7 Management Agreements . . . . . . . . . . . . . . . . 19
     5.8 Other Transactions. . . . . . . . . . . . . . . . . . 19
     5.9 LRCA Financing. . . . . . . . . . . . . . . . . . . . 20
     5.10 Financing. . . . . . . . . . . . . . . . . . . . . . 20
     5.11 Further Assurances . . . . . . . . . . . . . . . . . 20
     5.12 Efforts to Consummate. . . . . . . . . . . . . . . . 21
     5.13 Books and Records of the Company . . . . . . . . . . 21
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     5.14 Name Change. . . . . . . . . . . . . . . . . . . . . 23
     5.15 Negotiations with Others . . . . . . . . . . . . . . 23

ARTICLE VI  CONDITION`S PRECEDENT TO THE OBLIGATION OF
THE BUYER TO CLOSE.. . . . . . . . . . . . . . . . . . . . . ..23
     6.1 Representations and Covenants . . . . . . . . . . . . 24
     6.2 Consents and Approvals. . . . . . . . . . . . . . . . 24
     6.3 Litigation. . . . . . . . . . . . . . . . . . . . . . 24
     6.4 Other Agreements. . . . . . . . . . . . . . . . . . . 24
     6.5 Affiliate Transactions. . . . . . . . . . . . . . . . 24
     6.6 Resignations of Directors and Officers. . . . . . . . 25

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF
THE SELLER TO CLOSE. . . . . . . . . . . . . . . . . . . . . . 25
     7.1 Representations and Covenants . . . . . . . . . . . . 25
     7.2 Consents and Approvals. . . . . . . . . . . . . . . . 25
     7.3 Litigation. . . . . . . . . . . . . . . . . . . . . . 26
     7.4 Financing . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VIII  SURVIVAL OF THE REPRESENTATIONS AND
WARRANTIES AFTER CLOSING. . . . . . . . . . . . . . . . . . . .26
     8.1 Survival. . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IX  GENERAL INDEMNIFICATION. . . . . . . . . . . . . . 26
     9.1 Obligation of the Seller to Indemnify . . . . . . . . 26
     9.2 Obligation of RFC and the Buyer to Indemnify. . . . . 27
     9.3 Notice to Indemnifying Party. . . . . . . . . . . . . 27
     9.4 Limitations on Indemnification. . . . . . . . . . . . 28
     9.5 Exclusive Remedy. . . . . . . . . . . . . . . . . . . 29
     9.6 Purchase Price Adjustment . . . . . . . . . . . . . . 30

ARTICLE X  TERMINATION OF AGREEMENT. . . . . . . . . . . . . . 30
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . 30
     10.2 Survival after Termination . . . . . . . . . . . . . 30

ARTICLE XI  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 30
     11.1 Certain Definitions. . . . . . . . . . . . . . . . . 31
     11.2 Notices. . . . . . . . . . . . . . . . . . . . . . . 31
     11.3 Entire Agreement . . . . . . . . . . . . . . . . . . 33
     11.4 Waivers and Amendments: Non-Contractual Remedies:
          Preservation of Remedies . . . . . . . . . . . . . . 33
     11.5 Expenses . . . . . . . . . . . . . . . . . . . . . . 33
     11.6 Governing Law. . . . . . . . . . . . . . . . . . . . 33
     11.7 Binding Effect: No Assignment; No Third Party
          Beneficiary. . . . . . . . . . . . . . . . . . . . . 33
     11.8 Counterparts . . . . . . . . . . . . . . . . . . . . 34
     11.9 Exhibits and Schedules . . . . . . . . . . . . . . . 34
     11.10 Headings. . . . . . . . . . . . . . . . . . . . . . 34
     11.11 Interpretation. . . . . . . . . . . . . . . . . . . 34
     11.12 Severability of Provisions. . . . . . . . . . . . . 34


Schedules
Schedule 3.9        -    Tax Returns
Schedule 3.10       -    Licenses
Schedule 3.10(b)    -    Licenses
Schedule 3.11       -    Required Consents
Schedule 3.12       -    Claims and Proceedings
Schedule 3.13       -    Contracts

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Schedule 3.14      -    Real Estate
Schedule 3.15      -    Reinsurance Contracts
Schedule 3.21      -    Operations of the Company
Schedule 4.3       -    Buyer's Contracts


Exhibits
Exhibit A          -    Pro Forma Balance Sheet
Exhibit B          -    Other Agreements
Exhibit C          -    Certificate of Designation of Rights, Preferences,
                        Privileged and Restrictions
Exhibit D          -    Term Loan Guaranty
Exhibit E          -    Security Agreement

                     STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement") dated as of June 30,1996 between Combined Insurance Company of America, an insurance corporation organized and existing under the laws of the State of Illinois (the "Seller") and Resource Financial Corporation, a corporation organized and existing under the laws of the State of Delaware ("RFC").
     WHEREAS the Seller is the beneficial and record owner of all of the issued and outstanding shares of the common stock, $10.00 par value per share (the "Shares"), of American Combined Life Insurance Company, an Illinois insurance corporation (the "Company"); and
     WHEREAS the Seller wishes to sell, and RFC, through an intermediate holding company, wishes to purchase, all of the Shares upon the terms and subject to the conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements and in reliance upon the representations and warranties as set forth herein, the Parties agree as follows:

                           ARTICLE I
                  SALE AND PURCHASE OF SHARES.

     1.1 Formation of Intermediate Holding Company. As soon as practicable after the date hereof RFC shall form a corporation (the "Buyer") under the laws of Delaware or other state satisfactory to Seller. All shares of common stock of Buyer shall be owned, beneficially and of record, by RFC, and the Certificate of Incorporation and By-laws of Buyer shall be in such form as Seller shall approve (not to be unreasonably withheld). Except for its common stock owned by RFC, on the Closing Date (as defined below) the Buyer shall have no other securities outstanding (except as contemplated by Section 5.9 below) and shall have no liabilities or obligations (except as set forth in this Agreement).

     1.2 Sale and Purchase of Shares. At the closing provided for in Section
2.1 (the "Closing") and upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares. The Buyer shall pay to the Seller an aggregate purchase price for the Shares and as consideration for execution of the agreements contemplated herein of $17,300,000 (the "Purchase Price"), payable as provided in Section 1.3.

     1.3 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the parties hereto, at the Closing, the Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to such account of Seller as Seller shall designate to RFC not less than three Business Days prior to the Closing Date.

     1.4 Delivery of Shares. At the Closing, Seller shall deliver to the Buyer stock certificates representing all of the Shares duly endorsed in blank or accompanied by duly executed instruments of transfer, or registered in the name of the Buyer.

                           ARTICLE II
                            CLOSING

     2.1 Closing; Closing Date. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at a location to be agreed upon at


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10:00 a.m. local time, on the fifth full Business Day after satisfaction or waiver of all of the conditions set forth in Sections 6.2, and 7.2 or such other time or date as RFC and the Seller agree in writing.

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer and RFC as follows:
     3.1 Due Incorporation and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

     3.2 Subsidiaries and Other Affiliates. The Company does not directly or indirectly own or have the power to vote shares of any capital stock or other ownership interests of any corporation or other Person.

     3.3 Outstanding Capital Stock and Title to the Shares. The Company is authorized to issue 250,000 shares of common stock, par value $10.00 per share, all of which shares are issued and outstanding. All of the Shares are owned beneficially and of record by the Seller free and clear of any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first or last refusal or offer, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than restrictions on transfer under federal and state securities laws and state insurance laws (collectively, "Liens"). Upon delivery of and payment for the Shares as herein provided, the Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien, except for Liens arising through the Buyer or as a result of the Buyer's actions.
All of the Shares are duly authorized and validly issued, fully paid and nonassessable.

     3.4 Authority to Execute and Perform Agreement: Enforceability. The Seller has the full legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and
(ii) general principles of equity.

     3.5 Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, commitment or other agreement of any kind to purchase or otherwise to receive from the Company or the Seller any of the outstanding or authorized but unissued shares of the capital stock or any other security of the Company.

     3.6 Charter Documents and Corporate Records. The Seller has heretofore delivered to the Buyer true and complete copies of the Certificate of Incorporation and Bylaws, or comparable instruments, of the Company as in effect on the date hereof.

     3.7 Financial Statements.
     (a) Seller has heretofore delivered to the Buyer true and complete copies of the AnnualStatement of the Company as filed with the Illinois Department of


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Insurance for the year ended December 31, 1995 and the first Quarterly
Statement for 1996 (the "Statutory Statements"). The balance sheet of the Company and the related statement of income and cash flow included in the Statutory Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the Illinois Department of Insurance ("Statutory Accounting Principles") consistently applied, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of the Company as at the date thereof and the results of operations and cash flow of the Company for the period then ended.
     (b) At Closing, the pro-forma balance sheet of the Company after giving effect to the transactions referred to in this Agreement and the assets of the Company and the fair market value of such assets on that date shall be as set forth in Exhibit A hereto.

     3.8. Tax Matters. (a) The Company has timely filed (or has had filed on its behalf), or will cause to be timely filed, all Tax Returns required to be filed on or before the Closing Date.
(b) The Company has timely paid all Taxes owed with respect to the Company. No penalties or other charges are or will become due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Closing Date. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.
(c) Schedule 3.9 sets forth the states in which the Company files Tax Returns, indicates the Tax Returns in such states that have been audited, and indicates those Tax Returns in such states that currently are the subject of audit. Except for the State of Illinois insurance company unitary returns, there are no waivers or extensions of any applicable statute of limitations, or agreements to any extension of time, for the assessment or collection of such taxes with respect to any such tax returns, which waivers, extensions or agreements currently are in effect. No claim has been made in writing since January 1, 1990, by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(d) The Company has not received a Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term "Tax Ruling" shall mean written rulings of a taxing authority relating to Taxes, and the term "Tax Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.
(e) To the knowledge of the Seller, no action, suit, proceeding, investigation, audit, claim or assessment is presently pending or proposed with regard to any Taxes that relate to the Company for which it would be liable.
(f) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company.
(g) The Seller and the Company have been included in a consolidated return for Federal income tax purposes filed by Aon Corporation ("Aon"),or its predecessors, on behalf of itself, the Company, the Seller and other subsidiaries of Aon since 1987, as common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which the Seller and the Company are "includible corporations" (within the meaning of Section 1504(b) of the Code). Such affiliated group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such income Tax Returns were correct and complete in all respects as they relate to the Company. All income Taxes owed by such affiliated groups have been paid for each taxable period during which the Company was a member of the group. The Company has no liability for the Taxes of any Person other than the Company: (a) as a transferee or successor; or (b) by contract.


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(h)  Except as set forth on Schedule 3.9, the Company is not required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

     3.9 Compliance with Laws.  Except as provided in Schedule 3.9 or in
Schedule 3.10(a), the Company is not in violation, nor has there been a violation by the Company that has not been corrected, of any applicable Order, or any applicable Law, of any Governmental Body.

     3.10 Licenses. The Company has obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and has made all registrations or filings with, all Governmental Bodies as required in connection with the conduct of the business of the Company as currently conducted,(collectively, the "Licenses"). Schedule 3.10 and Schedule 3.10(b) list the jurisdictions in which the Company possess licenses, certificates of authority, approvals or authorizations to conduct an insurance business as an admitted insurer (an "Insurance Authorizations"). Except as provided in
Section 3.10, all Licenses and Insurance Authorizations are valid and in full force and effect.

     3.11 No Breach. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby (the "Contemplated Transactions") will not (i) violate any provision of the Certificate of Incorporation or By-laws of the Company or the Seller; (ii) require the Company or the Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body, except as set forth on Schedule 3.11 (the "Required Consents"); (iii) if the Required Consents are obtained, except as set forth on Schedule 3.11, violate, result with the passage of time or the giving of notice, or both, in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or constitute a default under, any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which the Company or the Seller is a party or by or to which either of them or any of their Properties (including the Shares) may be bound or subject, or result in the creation of any Lien upon the Properties of the Company or the Seller (including the Shares) pursuant to the terms of any such Contract, other than Liens arising under this Agreement; (iv) if the Required Consents are obtained, violate any Order of any Governmental Body against, or binding upon, the Company or the Seller or upon any of their Properties (including the Shares) or upon their respective businesses; or (v) if the Required Consents are obtained, violate any Law.

     3.12 Claims and Proceedings. Except as set forth on Schedule 3.12, there are no outstanding Orders of any Governmental Body against or involving, or to the knowledge of the Seller threatened against , the Company nor are there facts which would form the basis for such Order. Except as provided in
Schedule 3.12, there are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") pending against or involving the Company or any of its Properties or to the knowledge of Seller threatened nor are there facts that would form the basis for such Claims.

     3.13 Contracts. (a) Schedule 3.13 sets forth all of the following Contracts to which the Company is a party on the date hereof: (i) partnership or joint venture agreements; (ii) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area
(iii) Contracts relating to the borrowing of money; (iv) management Contracts

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and other similar agreements with any Person; (v) Contracts with any other insurance company, managing general agent, underwriting manager or any other Person, pursuant to which the Company has delegated underwriting and/or claims settlement authority; (vi) agency, brokerage or other similar insurance sales or marketing Contracts which accounted for ten percent (10%) or more of the aggregate direct written premiums of the Company for the year ended December 31, 1995; (vii) any Contract, other than insurance contracts issued in the ordinary course of business, with any officer, director of an Affiliate; and
(viii) any other Contracts, other than Contracts entered into in the ordinary course of the Company's business which are terminable by the Company on notice of 30 days or less, pursuant to the terms of which there is either a current or future obligation or right of the Company to make payments in excess of $25,000 or receive payments in excess of $25,000 (b) There have been delivered or made available to the Buyer true and complete copies of all of the Contracts set forth on Schedule 3.13. Neither the Company nor any other party, is in default under any of such Contracts. No other party to any such Contract has given written, or to the knowledge of the Company oral, notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the transactions contemplated by this Agreement.

     3.14 Real Estate. Schedule 3.14 sets forth, as of the date hereof, a list of (i) all real property owned by the Company, (ii) all leases or subleases under which the Company is the lessor or lessee of any real property, (iii) all options held by the Company or contractual obligations on its part to purchase or acquire any material interest in real property, and (iv) all options granted the Company or contractual obligations on its part to sell or dispose of any material interest in real property. Such leases, subleases, options and other agreements are in full force and effect, and neither the Company nor to the knowledge of the Company, any other party, is in default thereunder.

     3.15 Reinsurance. Schedule 3.15 contains a complete and correct list of all Contracts regarding reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance to which the Company is a party (as either a ceding or assuming party) and in respect of which there are currently policies in force or open claims. Except as set forth on Schedule 3.15, neither the Company nor any other party, is in default of any provision of the Reinsurance Agreements. No reinsurer in writing, or to the knowledge of the Company orally, has asserted or threatened to assert a claim that the Company has breached any of its material obligations under any Reinsurance Agreement or that the reinsurer will not or does not intend to perform any of its material obligations under a Reinsurance Agreement.

     3.16 Policies of Insurance Written by the Company. All policies and contracts of insurance or reinsurance issued by the Company within the five
(5) years prior to the date hereof are in compliance, and at their respective dates of issuance were in compliance, in all respects with all applicable Laws and, to the extent required under applicable Law, are on forms approved by the appropriate Governmental Bodies in the jurisdictions where issued or have been filed with and not objected to by such Governmental Bodies within the period provided for objection. Any premium rates with respect to insurance policies or contracts currently issued by the Company which are required to be filed with or approved by any Governmental Body have been so filed or approved in accordance with applicable Laws, and such premiums charged by the Company conform thereto.




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     3.17 Certain Business Practices. All insurance or reinsurance Claims that have become payable by the Company, and are not currently in the course of being settled in good faith by the Company, have been paid, or provided for, in accordance with the terms of the insurance or reinsurance policy or contract under which they arose.

     3.18 Title to Properties. Except for securities on statutory deposit with state insurance departments, the Company owns outright and has good and marketable title to all of its Properties (other than real property), including, without limitation, all of the assets reflected on the balance sheet of the Company contained in the Statutory Statements free and clear of any Lien.

     3.19 Employee Benefits. On the date hereof there are no employee benefit plans subject to section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, under which the Company has any liability with respect to any current or former employee of the Company.

     3.20 Employees. On the date hereof, the Company does not employ any employees. All Persons who work at the Company are employees of the Seller, or an affiliate of the Seller, which provides their services to the Company pursuant to a management agreement entered into between the Company and the Seller. Neither the Company nor the Seller is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the knowledge of the Seller, purporting to represent or attempting to represent any such employees.

     3.21 Operations of the Company. Except as set forth on Schedule 3.21 or
Schedule 3.15 or as otherwise contemplated in this Agreement, since December 31, 1995 the Company has not:
     (i) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities or options, warrants or other rights to acquire capital stock;
     (ii) incurred any indebtedness for borrowed money;
     (iii) made, or agreed to make, any change in its accounting or reserving methods or practices or made any change in depreciation or amortization policies or rates adopted by it;
     (iv) changed its investment, underwriting and claims adjustment policies and practices;
     (v) amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;
     (vi) except as a result of actions taken at the request of RFC or otherwise pursuant to the terms of this Agreement, experienced any event, occurrence, fact, condition, change, development, or effect that, individually or in the aggregate, has resulted in, or could result in, a Material Adverse Effect;
     (vii) issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares; or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights agreements to purchase or acquire any such securities;
     (viii) mortgaged or pledged any of its real property or other Properties or assets, tangible or intangible;

     (ix) forgiven or canceled any debts or claims, or waived any rights, except debts, claims or rights against Persons, other than the Seller and its Affiliates, forgiven, canceled or waived in the ordinary course of business;
     (x) adopted or amended any employment, collective bargaining, bonus, profit-sharing, compensation, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, agent or consultant;
     (xi) other than insurance written in the ordinary course of business, entered into any Contract, or any other agreement, commitment or transaction, with or for the direct benefit of the Seller or any Affiliate thereof; or
     (xii) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

                           ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF RFC.

RFC represents and warrants to the Seller as follows:
     4.1 Due Incorporation and Authority. RFC is, and Buyer will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority to Execute and Perform Agreement: Enforceability. RFC has and Buyer will have the full legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by RFC and is a valid and binding obligation of RFC enforceable in accordance with its terms, except as enforceability may be limited by (I) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

     4.3 No Breach. The execution, delivery and performance of this Agreement by RFC and the Buyer and the consummation of the Contemplated Transactions will not (i) violate any provision of the Certificate of Incorporation or By-laws of RFC or the Buyer; (ii) require RFC or the Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body, except as set forth on Schedule 4.3 (the "Buyer's Consents"); (iii) if the Buyer's Consents are obtained, violate any Order of any Governmental Body against, or binding upon, RFC or the Buyer or upon any of its Properties or upon its business; or (iv) if the Buyer's Consents are obtained, violate any Law; other than, in the case of clauses (iii) and (iv), where such violation would not have a material adverse effect on the financial condition, results of operations or business of RFC or the Buyer.

     4.4 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving, or to the knowledge of the Buyer threatened against, RFC or the Buyer. There are no Claims pending against or involving RFC or the Buyer which would have a material adverse effect on the ability of the Buyer to consummate the Contemplated Transactions.

     4.5 Purchase for Investment. The Buyer will purchase the Shares for its own account for investment and not for resale or distribution.

     4.6 Financing. RFC will cause Buyer to have at the Closing, sufficient funds on a statutory basis of an amount not less than required to pay (i) the anticipated Purchase Price, (ii) anticipated fees and expenses of Buyer related to the transactions contemplated by this Agreement, and (iii) amounts necessary to increase total capital and surplus of the Company to $30,000,000 on a statutory basis.

                            ARTICLE V
                     COVENANTS AND AGREEMENTS

     5.1 Conduct of Business. From the date hereof through the Closing Date, the Seller agrees that it shall cause the Company (i) to conduct its business only in the ordinary course, (ii) regularly to consult with RFC with respect to the operations of the Company, and (iii) without the prior written consent of RFC, except as otherwise specifically contemplated herein, not to undertake any of the actions specified in Section 3.21.

     5.2 Corporate Examinations and Investigations. Prior to the Closing Date, the Seller agrees that RFC shall be entitled, through its employees and representatives, to make such investigation of the Properties, businesses and operations of the Company, and such examination of the books, records and financial condition of the Company, as it wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller shall, and shall cause the Company to, cooperate fully therein. In order that RFC may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Company, the Seller shall make available and shall cause the Company to make available to the representatives of RFC during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request, permit the representatives of RFC access to the Properties of the Company and all parts thereof, and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, RFC shall keep confidential and shall not use in any manner any information or documents obtained from the Company concerning its Properties, businesses and operations, unless readily ascertainable.

     5.3 Publicity. Except as required by law, regulation or stock exchange requirements, neither of the parties hereto shall, without the consent of the other, make any public announcement or issue any press release with respect to the Contemplated Transactions. Prior to making any such public announcement or issuing any such press release the parties hereto shall, to the extent possible, consult with the other party as to the content of such public announcement or press release.

     5.4 Indemnification for Broker's Fees. The Seller represents and warrants to RFC that, no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Company or the Seller in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or the Seller. The Seller will hold RFC and the Buyer harmless from any claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company or the Seller, and to bear the cost of legal expenses incurred in defending against any such claim. RFC represents and warrants to the Seller that no Broker has acted on behalf of RFC or the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with RFC or the Buyer, or any action taken by RFC or the Buyer. RFC agrees to indemnify and hold the Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of RFC or the Buyer, and to bear the cost of legal expenses incurred in defending against any such claim.

     5.5 Tax Matters. (a) Subject to the provisions of Section 5.5(g), Seller shall prepare and file, or cause to be prepared and filed, the 1995 and 1996 Consolidated Returns required to be filed after the Closing Date and, without limiting RFC's obligations set forth in Section 5.5(c), shall pay, or cause to be paid, all Taxes shown as due on such Consolidated Returns. Seller shall include the income of the Company (including any deferred income triggered into income by Treasury Regulation section 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation section 1.1502-19) on the Consolidated Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Except to the extent required under the preceding sentence, the portion of all Consolidated Returns attributable to the Company which are filed after the date hereof shall be prepared in accordance with the Company's past custom and practice. RFC shall, or cause the Company to, promptly provide to the Seller all information that the Seller reasonably requests in order to prepare such Consolidated Returns
(b) Subject to the provisions of Section 5.5(d), the Seller shall be liable to the Buyer for, and shall hold the Buyer and the Company harmless from and against, any and all Taxes due or payable by the Company for any taxable year or tax period ending on or before the Closing Date. Taxes for which the Seller shall be liable and shall hold RFC, the Buyer and the Company harmless from and against under the preceding sentence shall include, without limitation, Taxes (i) the liability for which arises under Treasury Regulations Section 1.1502-6 and Section 1-1502.78 or comparable provisions of state or local law as a result of the Company being included in a group filing Consolidated Returns, (ii) the liability for which arises because the Company ceases on the Closing Date to be a member of a group filing Consolidated Returns, and (iii) that are due or payable by RFC, the Buyer or the Company and result from or arise out of the Contemplated Transactions.
(c) Subject to the provisions of Section 5.5(d), RFC, the Buyer and the Company shall be liable for, and shall hold the Seller harmless from and against, any and all Taxes due or payable by the Company with respect to the Company for any taxable year or tax period beginning on or after the Closing Date.
(d) Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between the Seller and the Buyer, in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes, shall be determined by (i) assuming that the Company's taxable year ends as of the close of business on the Closing Date; (ii) closing on an actual basis the Company's books as of the close of business on such date (or if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred, taking into account extraordinary items); and (iii) preparing a Tax return based on the income, gain, deduction, losses and credits as so determined under an accurate and appropriate accounting method and, to the extent permissible, on a basis consistent with the methodology and elections employed in prior years. Each such portion of such period shall be deemed to be a tax period subject to the provisions of Sections 5.5(b) and 5.5(c) above.
(e) RFC and Buyer shall cause the Company to file any federal, state, local or foreign Tax Return (other than any Consolidated Return) required to be filed after the Closing Date with respect to the business, activities or assets of the Company (the "Post-Closing Returns") and, without limiting the Seller's obligations set forth in Section 5.5(b), the Company shall pay or cause its subsidiaries or Affiliates to pay all Taxes shown as due on any Post-closing Returns. Any Post-Closing Returns that relate (in whole or in part) to tax periods beginning before the Closing Date (the "Straddle Returns") shall be prepared as promptly as possible after the Closing Date, but in no event later than three weeks prior to the due dates thereof, as such dates may be extended. Immediately after preparation of the Straddle Returns, RFC shall provide the Seller with copies of the Straddle Returns. Not less than five days before the due dates of such returns the Seller shall forward to RFC or the Company any comments it may have relating to such returns.
(f) Any refunds of Taxes and credits for guaranty fund assessments (to the extent such credits are retained by the Company) that were paid in respect of a taxable year or tax period (including a period deemed to be a tax period under Section 5.5(d)) of the Company ending on or before the Closing Date shall be for the account of the Seller, and any refund of Taxes that were paid in respect of a taxable year or tax period (including a period deemed to be a tax period under Section 5.5(d)) of the Company beginning on or after the Closing Date shall be for the account of the Buyer. In the event the Company and the Buyer incur a consolidated net operating loss, capital loss or other Tax attribute ("Tax Attribute") which would provide a tax benefit in excess of $50,000 and such attribute was incurred in a year that includes the period after the Closing Date and RFC or Buyer, for valid business reasons, elects to carryback the Tax Attributes allocable to the Company to the Consolidated Return(s), and if the carryback of the Company's allocable Tax Attribute generates a Tax refund or reduction in Tax liability from the Internal Revenue Service to Aon, the Seller will pay the Company the amount of such refund. In any event, the Seller shall cooperate with the Company in supplying the necessary information to prepare properly such amended Tax returns or refund claims to obtain such refunds or to document the fact that no such refund is possible. The Buyer (or RFC) or the Seller, as the case may be, shall pay the amount of any such refund to the other party within fifteen (15) days after receipt thereof.
(g) If RFC, the Buyer or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could reasonably result in an official determination with respect to any Tax for which the Seller could be liable pursuant to Section 5.5(b), RFC shall promptly so notify the Seller in writing. If the Seller becomes aware of any official inquiry, examination or proceeding that could reasonably result in an official determination with respect to any Taxes for which RFC or the Company would be liable pursuant to the provisions of Sections 5.5 (c) or (d), the Seller shall promptly so notify RFC in writing.
(h) The Seller shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to any Consolidated Return for federal income taxes or any inquiry, examination or proceeding that relates to Taxes for which the Seller is liable to RFC or Buyer under Section 5.5(b), and the Seller shall pay any expenses incurred in connection therewith; provided that (i) the Seller shall keep RFC informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which RFC or Buyer could be liable under Section 5.5(c) and (ii) the Seller shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax for which RFC or Buyer could be liable under Section 5.5(c) without the consent of the Buyer, which consent shall not be unreasonably withheld. RFC and Buyer shall cooperate with the Seller at Seller's expense, as the Seller may reasonably request, in any such inquiry, examination or proceeding.
(i) Except as provided in Section 5.5(i), RFC shall have the right to exercise control and RFC, for valid business reasons, elects to carryback the Tax Attributes allocable to the Company to Aon's Consolidated Return(s), and if the carryback of the Company's allocable Tax Attribute generates a Tax refund or reduction in Tax liability from the Internal Revenue Service to Aon, the Seller will pay the Company the amount of such refund. In any event, the Seller shall cooperate with the Company in supplying the necessary information to prepare properly such amended Tax returns or refund claims to obtain such refunds or to document the fact that no such refund is possible. The Buyer (or
RFC) or the Seller, as the case may be, shall pay the amount of any such refund to the other party within fifteen (15) days after receipt thereof.
(j) RFC or Buyer acknowledges that Aon may make the election specified in Treasury Regulation Section 1.1502-20(g) (the "Reattribution Election") to reattribute to Aon all of the net operating loss carryovers and net capital loss carryovers attributable to the Company to the fullest extent that the loss realized by the Seller with respect to the disposition of the Shares is disallowed pursuant to Treasury Regulation Section 1.1502-20. In accordance with Treasury Regulation Section 1.1502-20(g)(5), if Aon makes the reattribution Election then (y) RFC shall cause the Company to join in the filing of the Reattribution Election and, in connection therewith, to attach a copy of the Reattribution Election to its federal income tax return in accordance with the requirements of Treasury Regulation Section 1.1502-20(g)(5)(ii) and (z) neither RFC, the Buyer nor the Company shall take any position (in filings with respect to Taxes or otherwise) inconsistent with the Reattribution Election.
(k) With respect to sale of the Shares hereunder, Seller agrees, if so requested by RFC, to join with RFC in making timely and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income tax laws. In case of such agreement, RFC and Seller agree to report the transfer of the Shares under this Agreement consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision. RFC, Buyer, Seller and the Company agree to prepare and complete any and all forms necessary to effectuate the Elections (including , without limitation, Internal Revenue Service Form 8023-A and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")) no later than 10 Business Days prior to the date such Section 338 Form is required to be filed. RFC, Buyer, Seller and the Company shall each cause the Section 338 Forms to be duly executed by an authorized person for RFC, Buyer, Seller or the Company, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement. Buyer agrees to indemnify Seller on an after-tax basis for any increase in Taxes of Seller resulting from the Election except that Seller shall remain solely liable for any and all Taxes relating to the balance in the Policyholders Surplus Account as of the Closing Date.

As used in this Section, the following terms shall have the following meanings:
(i) "Code" means the Internal Revenue Code of 1986, as amended, and the applicable final Treasury Regulations promulgated thereunder, or corresponding provisions of future laws.
(ii) "Consolidated Returns" means any consolidated federal income tax return or similar return with respect to any other Tax on behalf of an affiliated group of corporations of which the Company was or is includible as a member for any portion of such taxable period of the Company beginning before the Closing Date.
(iii) "Taxes" (or "Tax" where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.
(iv) "Tax Returns" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes.
(v) "Treasury Regulations" means the final Regulations promulgated under the Internal Revenue Code of 1986, as amended (or corresponding future law), or corresponding future final regulations.

     5.6 Employees and Plans. Neither RFC nor Buyer shall have any obligation with respect to any severance payments of employees of the Seller or any of its Affiliates.

     5.7 Management Agreements. Effective on or prior to the Closing Date, the Company shall terminate any management agreements between the Company and Aon or any of its affiliates.

     5.8 Other Transactions. On or prior to the Closing Date, the Company shall enter into the agreement and shall adopt the resolution listed on
Schedule 5.8, and substantially in the form of Exhibit B hereto.

     5.9 LRCA Financing. Prior to the Closing Date, Life Re Corporation or one of its Affiliates shall enter into a binding commitment, satisfactory to Seller, on terms and pursuant to documentation satisfactory to the Buyer and Seller to provide financing for the transactions contemplated hereunder (including the contribution to the Company provided in Section 5.10) by lending to Buyer $5,000,000 on a subordinated basis and purchasing $15,000,000 of the Series A Non-Voting Redeemable Preferred Stock (represented by the Certificate of Designations of Rights, Preferences, Privileges and Restrictions in the form of Exhibit C hereto) of Buyer.

     5.10 Financing. Prior to the Closing Date, Buyer shall enter into the Term Loan Agreement and RFC and its Subsidiaries will enter into the Term Loan Guarantee and Security Agreement in substantially the forms attached hereto as Exhibits D and E, respectively. Prior to the Closing Date, Buyer and each of its subsidiaries shall (a) not take any action (or omit to take any action) that would violate the terms of, and (b) shall do all things necessary to comply with, the terms of the Term Loan Agreement and the Term Loan Guarantee and Security Agreement as if such documents had been entered into as of the date hereof. Simultaneously with the Closing Buyer shall make contributions of cash or marketable securities to the Company in such amount as is necessary so that the Company's total adjusted capital and surplus shall immediately after the Closing be no less than $30,000,000 on a statutory basis, calculated assuming the Company may carry at book value its investments in (i) the stock of producer-owned reinsurance companies and (ii) notes from dealers or producer-owned reinsurance companies. For purposes of this Section 5.10, the Company's total adjusted capital and surplus shall mean the value of the Company's capital and surplus, plus asset valuation reserve (AVR), plus interest maintenance reserve (IMR).

     5.11 Further Assurances. (a) Each of the parties and Buyer shall execute, at its expense, such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions and cause all conditions to closing to be fulfilled as promptly as possible (including, without limitation, the furnishing of all information as may be required by the Illinois Department of Insurance, any other state regulatory agency asserting jurisdiction in order that the requisite approvals for the purchase and sale of the Shares and the Contemplated Transactions be obtained). In the event that, at any time prior to the Closing, any Claim shall have been instituted before any Governmental




       17>
Body or by any Governmental Body to restrain, modify or prevent the carrying out of the Contemplated Transactions or to seek damages or a discovery order in connection with such transactions, RFC, Buyer and the Seller shall make all reasonable efforts and take all reasonable steps to cause such termination, setting aside or dismissal of, such Claim or any injunction, order or decree resulting therefrom. Each such party and Buyer shall use reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7, including any conditions that require the execution and delivery of additional agreements.
(b) Each party (and Buyer) will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of the other party will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such other actions as the other party may reasonably deem necessary or desirable to implement any provision of this Agreement and to render effective the consummation of the Contemplated Transactions, including, without limitation, the transfer to the Buyer of the ownership and intended related benefits of the business of the Company.

     5.12 Efforts to Consummate. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law, to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, without limitation, promptly after the date hereof preparing and filing a Form A Statement with the Illinois Insurance Department and any other Insurance Department order in connection with such transactions. Each such party shall use reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7, including any conditions that require the execution and delivery of additional agreements.

     5.13 Books and Records of the Company. (a) The Seller agrees to deliver to the Buyer or make available to the Buyer at or as soon as practicable after the Closing, as requested by the Buyer, all books and records relating to the business of the Company to the extent such books and records relate solely to such business (including but not limited to, correspondence, memoranda, personnel and payroll records and the like) and do not contain any information pertaining to the Seller or the Seller's Affiliates (other than the Company).
(b) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable Laws, (i) the Seller shall retain all books and records relating to the business of the Company that are integrated or non-separable from the books and records related to any of the businesses of the Seller other than the business of the Company, and (ii) the Buyer shall retain all other books and records of the business of the Company, including, without limitation, all other such books and records of such business (x) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date, and (y) required to be retained pursuant to obligations imposed by any Law (such books and records of the business of the Company collectively, the "Records").
(c) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable Laws, (i) each party shall provide to duly authorized representatives of the other party who wish to review any Records for bona fide business reasons reasonable access, during regular business hours, to (x) employees of such party who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records, and (y) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and (ii) neither party shall dispose of or destroy any Records without written permission of the other.
(d) If original documents are required to respond to legal process in connection with the conduct by either party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to its conduct of the business of the Company ("Legal Proceedings"), such party, subject to applicable laws, regulations or agreements, shall be permitted to remove such Records temporarily from the other party's premises; provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceedings.
(e) If, in connection with Legal Proceedings, RFC, the Buyer or the Seller shall require the assistance of the other party's employees, such party shall provide such employees to the requesting party as are reasonably required by such requesting party. The requesting party shall pay such other party's out-of-pocket costs incurred in connection with such use of such party's employees and shall reimburse such party for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

     5.14 Name Change. On the Closing Date, the name of the Company will be changed in the State of Illinois to Resource Life Insurance Company or other name that does not include the word "Combined." After the Closing, the Company will not conduct any business in any jurisdiction in the name of ACLIC. As soon as practicable after RFC has obtained approval of the new name for the Company, it shall cause the Company to file forms and rates required to write Credit Business. In addition, on the Closing Date the home office of the Company will be changed to a location to be chosen by RFC which is not in a facility of Seller.

     5.15 Negotiations with Others. From the date hereof until the Closing, the Seller will not, and shall cause the Company not to, directly or indirectly, without the written consent of RFC, (i) initiate discussions or engage in negotiations concerning any sale of the Shares or of any merger, sale of assets or similar transaction involving the Company with, or (ii) furnish or cause to be furnished any non-public information concerning the Company to, any Person other than RFC, the Buyer and their agents and representatives. The Seller agrees to disclose to RFC the existence and content of any inquiries by or discussions with a third party relating to an acquisition of the stock or assets of the Company as soon as practicable after they take place.

                           ARTICLE VI
 CONDITION`S PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE.

The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 6.2, insofar as it relates to the Illinois Department of Insurance, and Section 6.3) may be waived by the Buyer in its sole discretion:

     6.1 Representations and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (in the case of any provision of a representation or warranty containing a materiality qualification) or in all material respects (in the case of any provision of a representation or warranty without a materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. The Seller shall have executed and delivered to the Buyer a certificate, dated the date of the Closing, to the foregoing effect and stating that all conditions to the Buyer's obligations hereunder have been satisfied.

     6.2 Consents and Approvals. All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the Illinois Department of Insurance or any other Governmental Body having jurisdiction over the Company and the consummation of the Contemplated Transactions shall have been obtained and be in full force and effect.

     6.3 Litigation. No Claim shall have been instituted before any Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

     6.4 Other Agreements. The agreements referred to in Section 5.8 shall have been executed and delivered by the parties thereto.

     6.5 Affiliate Transactions. The Seller shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that (i) all agreements except as contemplated in this Agreement between the Company, on the one hand, and Aon and/or any Affiliate of Aon, on the other hand, shall have terminated without the requirement of any payment by the Company and (ii) all indebtednessowed by Aon and/or any Affiliate of Aon to the Company shall have been paid in full.

     6.6 Resignations of Directors and Officers. Such directors and officers of the Company designated by Buyer shall have resigned or been removed from office effective as of the Closing Date.


                          ARTICLE VII
 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE.

The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 7.2, insofar as it relates to the Illinois Department of Insurance, and Section 7.3) may be waived by the Seller in its sole discretion:

     7.1 Representations and Covenants. The representations and warranties of RFC and/or the Buyer contained in this Agreement shall be true and correct in all respects (in the case of any provision of a representation or warranty containing a materiality qualification) or in all material respects (in the case of any provision of a representation or warranty without a materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. RFC and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by RFC or Buyer on or prior to the Closing Date. RFC and Buyer shall have executed and delivered to the Seller a certificate, dated the date of the Closing, to the foregoing effect and stating that all conditions to the Seller's obligations hereunder have been satisfied.

     7.2 Consents and Approvals. All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the Illinois Department of Insurance or any other Governmental Body having jurisdiction over the Company and the consummation of the Contemplated Transactions shall have been obtained and be in full force and effect.

     7.3 Litigation. No Claim shall have been instituted before any Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

     7.4 Financing. The LRCA financing referred to in Section 5.9 and the Seller financing referred to in Section 5.10 shall have been consummated to the satisfaction of Seller.

                          ARTICLE VIII
SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES AFTER CLOSING.

     8.1 Survival The representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of forty-eight (48) months after the Closing Date; provided that the representations and warranties set forth in Section 3.9 of this Agreement shall survive until the expiration of the last of the limitation periods contained in the Code during which an assessment or reassessment can be made (including any extensions thereof).

                           ARTICLE IX
                    GENERAL INDEMNIFICATION

     9.1 Obligation of the Seller to Indemnify. Subject to the limitations contained in Article 8 and Section 9.4, the Seller agrees to indemnify, defend and hold harmless RFC and Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, taxes, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and other charges) (collectively, "Losses") based upon, arising out of or otherwise in respect of:
     (i) any inaccuracy in or any breach of any representation or warranty made by the Seller in this Agreement, the Exhibits and Schedules hereto or in any documents executed in connection with the Closing of the Contemplated Transactions; or
     (ii) any breach of any covenant or agreement of the Seller contained in this Agreement;
or
     (iii) any debts, liabilities or obligations of the Company, direct or indirect, fixed, contingent or otherwise, whether known or unknown and whether asserted or unasserted that relate to the operation of the Company's business or facts or circumstances occurring prior to the Closing Date.

     9.2 Obligation of RFC and the Buyer to Indemnify. Subject to the limitations contained in Article 8 and Section 9.4, RFC and the Buyer agree to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Losses based upon, arising out of or otherwise in respect of:
     (i) any inaccuracy in or any breach of any representation or warranty made by RFC or Buyer in this Agreement, the Exhibits and Schedules hereto or in any documents executed in connection with the Closing of the Contemplated Transactions; or
     (ii) any breach of any covenant or agreement of RFC or the Buyer contained in this Agreement; or
     (iii) the last sentence of Section 5.5(k).

     9.3 Notice to Indemnifying Party. If any party hereto (the "Indemnitee") receives written notice of any third party claim or potential claim or the commencement of any action or proceeding that could give rise to an obligation on the part of any other party hereto to provide indemnification (the "Indemnifying Party) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof (the "Indemnification Notice"); provided that the failure to give the Indemnification Notice promptly shall not impair the Indemnitee's right to indemnification in respect of such claim, action or proceeding unless, the lack of prompt notice adversely affects the ability of the Indemnifying Party to defend against or diminish the Losses arising out of such claim, action or proceeding. The Indemnification Notice shall contain factual information (to the extent known to the Indemnitee) describing the asserted claim in reasonable detail and shall include copies of any notice or other document received from any third party in respect of any such asserted claim. The Indemnifying Party may at its option undertake the defense of a third party claim or suit described in this
Section 9.3 at its own cost and expense and with counsel of its own choosing; provided that the Indemnifying Party acknowledges in writing (at the time it elects to assume the defense of such claim or suit, which shall be not later than thirty (30) days after the date of the Indemnification Notice) its obligation under this Section 9.3 to indemnify the Indemnitee with respect to such claim or suit. In the event that the Indemnifying Party fails to assume the defense of such claim or suit, the Indemnitee shall have the right (upon notice to the Indemnifying Party), without impairing any of its rights to indemnification as provided herein, to assume and control the defense of such claim or suit and to settle such claim or suit subject to the right of the Indemnifying Party to assume the defense of such claim or suit at any time prior to settlement, compromise or final determination thereof. Notwithstanding this Section 9.3 no settlement of any such third party claim or suit shall be made by the Indemnifying Party without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed). No settlement of any such third party claim or suit shall be made by the Indemnitee if the Indemnifying Party shall have assumed the defense thereof and shall be in compliance with its obligations with respect thereto as set forth above in this Section 9.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     9.4 Limitations on Indemnification. The indemnification provided for in Sections 9.1 and 9.2 shall be subject to the following limitations:
     (i) The Indemnifying Party shall not be obligated to pay any amounts for indemnification (other than with respect to Losses relating to Taxes or an account payable or accrued liability which should have been reflected on the balance sheet of the Company as of the Closing Date) unless and only to the extent that the aggregate amounts of Losses for which the Indemnifying Party is obligated to indemnify exceeds fifty thousand dollars ($50,000) (the "Basket Amount"), whereupon the Indemnifying Party shall be obligated to pay in full all such amounts for indemnification above the Basket Amount; provided that with respect to any provision of a representation or warranty set forth in this Agreement, which contains a reference to materiality, the breach of which may give rise to indemnification under Section 9.1 or 9.2, the breach of such representation or warranty shall be deemed material and, subject to the Basket Amount;
     (ii) the amount of any indemnification required to be paid by the Indemnifying Party shall be reduced by (A) any amount received by the Indemnitee with respect thereto under any insurance coverage (net of any costs, including reasonable legal fees, of such coverage incurred by such Indemnitee) or from any other party alleged to be responsible therefor, and

(B) the amount of any Tax benefit realized by the Indemnitee relating thereto. The Indemnitee shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnitee receives an amount under insurance coverage or from such other party with respect to any Losses at any time subsequent to any indemnification provided by the Indemnifying Party pursuant to this Article 9, then such Indemnitee shall promptly reimburse the Indemnifying Party, as the case may be, for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnitee (net of any costs of such coverage or of obtaining such amount incurred by such Indemnitee).

     9.5 Exclusive Remedy. RFC, the Buyer and the Seller agree, to the fullest extent permitted by law, that neither of them or any of their directors, officers, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the other or such other's directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to RFC, the Buyer or the Seller or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, information provided or statements made in the specific representations and warranties set forth in this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties and rights to indemnification and subject to the limitations and restrictions contained herein.

     9.6 Purchase Price Adjustment. All payments made pursuant to this Article 9 shall be deemed to be adjustments of the Purchase Price.

                           ARTICLE X
                    TERMINATION OF AGREEMENT

     10.1 Termination. This Agreement may be terminated prior to the Closing as follows:
     (i) at the election of the Seller, if RFC or Buyer has committed a material breach of this Agreement, which breach cannot be or is not cured by the Closing Date;
     (ii) at the election of RFC, if the Seller has committed a material breach of this Agreement, which breach cannot be or is not cured by the Closing Date;
     (iii) at any time on or prior to the Closing Date, by mutual written consent of the Seller and RFC; or
     (iv) on November 1, 1996, if the Closing has not occurred prior to such date. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

     10.2 Survival after Termination. If this Agreement is terminated in accordance with Section 10.1 and the Contemplated Transactions are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 5.3, 5.4 and 11.6; provided that none of the parties shall have any liability in respect of a termination of this Agreement, except to the extent that failure to satisfy the conditions of
Article 6 or Article 7, as the case may be, results from the violation of, or misstatement contained in, the representations, warranties, covenants or agreements of such party contained in this Agreement or any documents delivered pursuant to this Agreement.

                           ARTICLE XI
                         MISCELLANEOUS.

     11.1 Certain Definitions. (a) As used in this Agreement, the following terms have the following meanings:

(i) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with" ) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(ii) "Business Day" means any day other than a Saturday or Sunday or upon which banks in New York, New York are authorized or required by law to close
(iii) "Dollars" means U.S. Dollars.
(iv) Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof.
(v) "Law" means any law, statute, code, ordinance, regulation, rule or other requirement. (vii) "Order" means any order, judgment, injunction, award, decree or writ.
(vi) "Person" means any individual, corporation, limited liability corporation, partnership, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
(vii) "Property" or "Properties" means real, personal or mixed property, tangible or intangible.

     11.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by express courier or delivery service, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by express courier or delivery service, telegraphed, telexed or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(i) if to RFC or Buyer, to:

                    Resource Financial Corporation
                    1345 River Bend Drive
                    Dallas, TX 75247
                    Attn: Keller Smith
                    Fax: (214) 638-3410
                    and
                    Resource Financial Corporation
                    2550 Golf Road
                    Rolling Meadows, IL 60005
                    Attn:  Patrick Donahue

                    with a copy to:
                    John Kendrick, Jr.
                    4600 Trammel Crow Center
                    2001 Ross Road
                    Dallas, TX. 75201
                    Fax: (214) 871-3342

(ii) if to Seller, to:

                    Combined Insurance Company of America
                    123 North Wacker Drive
                    Chicago, IL 60606
                    Attn: President

                    with a copy to:
                    Aon Corporation
                    Law Department
                    123 North Wacker Drive
                    Chicago, IL 60606
                    Attn: Richard E. Barry

Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

     11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto; provided that any confidentiality agreements entered into between the parties hereto shall survive in full force and effect until the consummation of the Closing.

     11.4 Waivers and Amendments: Non-Contractual Remedies: Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by RFC and the Seller or, in the case of a waiver, by the party waiving compliance.

     11.5 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, the expenses incurred by the Seller in connection with the authorization, preparation and execution of, and the performance of its obligations under, this Agreement shall be paid by the Seller, and the expenses incurred by RFC and the Buyer in connection with the authorization, preparation and execution of, and the performance of its obligations under, this Agreement shall be the responsibility of RFC and the Buyer.

     11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

     11.7 Binding Effect: No Assignment; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. This Agreement is not assignable except by operation of law or with the written consent of all the parties hereto; provided, however, RFC may assign the Agreement to Buyer without prior consent. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Seller or RFC or Buyer any rights or remedies under or by reason of this Agreement or any of the Contemplated Transactions.

     11.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all the parties herein.

     11.9 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     11.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     11.11 Interpretation. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

     11.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

IN WITNESS THEREOF, the parties have executed this Agreement on the first date above written.

                                     COMBINED INSURANCE COMPANY OF AMERICA


                                     s/
                                      Ronald D. Markovits
                                     Vice President

                                     RESOURCE FINANCIAL CORPORATION



                                     s/
                                     L. Keller Smith
                                     President



                        Agreed and Accepted for purposes for Section 5.9 only:

                                     LIFE RE CORPORATION



                                     s/
                                     W. Weldon Wilson
                                     Vice President

              List of Omitted Schedules and Exhibits
                                to
       Stock Purchase Agreement, dated as of June 30, 1996,
          between Combined Insurance Company of America
                and Resource Financial Corporation
              and, for Purposes of Section 5.9 only
                       Life Re Corporation



Schedules

Schedule 3.9   -    Tax Returns
Schedule 3.10  -    Licenses
Schedule 3.10(b)-   Licenses
Schedule 3.11  -    Required Consents
Schedule 3.12  -    Claims and Proceedings
Schedule 3.13  -    Contracts
Schedule 3.14  -    Real Estate
Schedule 3.15  -    Reinsurance Contracts
Schedule 3.21  -    Operations of the Company
Schedule 4.3   -    Buyer's Contracts


Exhibits
Exhibit A      -    Pro Forma Balance Sheet
Exhibit B      -    Other Agreements
Exhibit C      -    Certificate of Designation of Rights,
                    Preferences, Privileged and Restrictions
Exhibit D      -    Term Loan Guaranty
Exhibit E      -    Security Agreement


     The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request in accordance with Item 601(b)(2) of Regulation S-K.